UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20449

                                    FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                              Commission File Number: 001-03053

                       CHAMPION INTERNATIONAL CORPORATION
             (Exact name of registrant as specified in its charter)


                               One Champion Plaza
                          Stamford, Connecticut 06921
                                 (203) 358-7000
  (Address including zip code, and telephone number, including area code, of registrant's principal executive offices)

                    Common Stock, Par Value $0.50 Per Share
    Rights to Purchase Preference Stock, Participating Cumulative Series C,
                        Par Value $1.00 Per Share (Title
               of each class of securities covered by this form)

                                      None
   (Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


Rule 12g-4(a)(1)(i)           |X|        Rule 12h-3(b)(1)(i)           |X|
Rule 12g-4(a)(1)(ii)          |_|        Rule 12h-3(b)(1)(ii)          |_|
Rule 12g-4(a)(2)(i)           |_|        Rule 12h-3(b)(2)(i)           |_|
Rule 12g-4(a)(2)(ii)          |_|        Rule 12h-3(b)(2)(ii)          |_|
                                         Rule 15d-6                    |_|


Approximate number of holders of record as of the certification or notice date:
One


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     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, Champion International Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                       CHAMPION INTERNATIONAL CORPORATION


Date: June 22, 2000                    By: /s/ Lawrence A. Fox
                                          ---------------------------------
                                          Name:  Lawrence A. Fox
                                          Title: Vice President and Secretary